Exhibit 10.1

DEED OF IRREVOCABLE UNDERTAKING

To:	Eleusis Inc. 99 Wall Street #2205 New York, NY 10005 Attn: Shlomi Raz

Date:

Eleusis Inc.’s acquisition of Eleusis Holdings Limited

[I, the undersigned (referred to herein using the words “I”, “my” and words of similar import),] refer to the proposed transaction whereby, in connection with the proposed business combination (the “Business Combination”) between Silver Spike Acquisition Corp II, an exempted company incorporated in the Cayman Islands with limited liability and a special purpose acquisition company (the “SPAC”), and Eleusis Holdings Limited, a company incorporated under the laws of England and Wales with company number 10809365 (the “Target”), Eleusis Inc., a Delaware corporation (the “Acquirer”), intends to acquire all the issued and to-be-issued share capital and other equity interests of the Target in exchange for newly issued shares in the Acquirer (the “Acquisition”).

The Acquisition is to be effected substantially on the terms and conditions set out in the Summary of Terms attached hereto as Exhibit A (the “Transaction Terms”), which terms and conditions may be supplemented or otherwise modified from time to time as agreed between the SPAC, the Acquirer and the Target and shall be set forth in a definitive Business Combination Agreement and Plan of Merger (the “Business Combination Agreement”) and other definitive transaction agreements (together with the Business Combination Agreement, the “Transaction Agreements”) to be executed by the SPAC, the Acquirer, the Target and/or the other applicable parties thereto, each of which may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

This letter (which has been executed by me as a Deed) sets out the terms and conditions on which, in consideration of the Acquirer proceeding with the Acquisition, I hereby irrevocably agree to sell and transfer all of the shares and other equity interests I hold in the Target to the Acquirer pursuant to the Acquisition, and make and give the other undertakings, agreements and covenants set out in this letter.

1.
WARRANTIES AND UNDERTAKINGS

1.1
I warrant to the Acquirer that:

(a)
I am the registered holder and beneficial owner of the number of each class or series of shares of £0.0001 each in the capital of the Target (or convertible indebtedness, options or other equity interests of the Target relating thereto) indicated under the heading “Target Shares” in Schedule I hereto (“Target Shares”) and hold all such shares (or convertible securities, options or other equity interests) free of any lien, charge, option, equity or encumbrance;

(b)
I have no other legal or beneficial interests in any shares, securities or other direct or indirect equity interests in the Target, other than as set out in Schedule I hereto;

(c)
I am, and at the time of the consummation of the Acquisition will be, an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended) and/or not a “U.S. person” (within the meaning of Rule 902 of Regulation S under the Securities Act of 1933); and

(d)
I have full power and authority to enter into and perform all of my obligations under this letter and to sell and transfer legal and beneficial ownership of the Target Shares and any Further Target Shares (as defined below) to the Acquirer pursuant to the Acquisition.

1.2
I hereby irrevocably undertake to the Acquirer that, prior to the earlier of the Closing (as defined in the Business Combination Agreement) and the termination of the Business Combination Agreement pursuant to its terms, I will not:

(a)
(i) sell, transfer, charge, encumber, grant any option over, deposit in a voting trust or otherwise dispose of, (ii) make or participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares, securities or other direct or indirect equity interests in the Target in connection with any vote or other action with respect to transactions contemplated by the Business Combination Agreement or any Transaction Agreement, other than to recommend that the shareholders of the Target vote in favour of the adoption and approval of the Transaction Agreements and the transactions contemplated thereby, or (iii) permit or enter into any agreement or undertaking to do any of the foregoing in relation to, all or any part of any Target Shares or any other shares, securities or other direct or indirect equity interests in the Target issued or unconditionally allotted to me or otherwise acquired or legally or beneficially owned by me (“Further Target Shares”), other than pursuant to the Acquisition;

(b)
other than pursuant to the Acquisition, enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur any obligation or permit any obligation to arise:

(i)
to do any of the acts referred to in paragraph 1.2(a);

(ii)
in relation to, or operating by reference to, the Target Shares or any Further Target Shares; or

(iii)
which, in relation to the Target Shares or any Further Target Shares, would or might restrict, impede or delay the consummation of the Acquisition,

and, for the avoidance of doubt, references in this paragraph 1.2(b) to any agreement, arrangement or obligation includes any agreement, arrangement or obligation whether or not legally binding or subject to any condition.

(c)
For the avoidance of doubt, in the event of any equity dividend or distribution, or any change in the equity interests of the Target by reason of any equity dividend or distribution, equity split, reverse stock split, consolidation of shares, recapitalization, combination, conversion, exchange of equity interests or the like, the terms “Target Shares” and “Further Target Shares” shall be deemed to refer to and include the Target Shares or Further Target Shares (as applicable) as well as all such equity dividends and distributions and any securities into which or for which any or all of the Target Shares or Further Target Shares (as applicable) may be converted, changed or exchanged or which are received in such transaction.

2.
UNDERTAKING TO SELL SHARES

2.1
I hereby irrevocably undertake to the Acquirer that, provided that the terms and conditions on which the Acquisition is to be effected will result in the Target’s shareholders collectively receiving consideration having an aggregate value, as determined by the board of directors of the Target in good faith, not less than the aggregate value proposed to be received by the Target’s shareholders collectively pursuant to the Transaction Terms:

(a)
I will do all such acts and things, provide all such information and assistance and execute and deliver all such agreements, instruments and other documents (including the Acquisition Documents (as defined below)), in each case as may be required or reasonably requested to transfer legal and beneficial ownership in the Target Shares and any Further Target Shares, free of any lien, charge, option, equity or encumbrance and from all other rights exercisable by or claims by third parties, to the Acquirer pursuant to the Acquisition and to effect the transactions contemplated by the Transaction Agreements (including any amendment, restatement or other modification of the certificate of incorporation or bylaws of the Acquirer contemplated thereby), in each case, as soon as reasonably practicable (and in any event no later than five (5) days) after request by or on behalf of the Acquirer;

(b)
without prejudice to the generality of the obligation set forth in paragraph 2.1(a), I will, as soon as reasonably practicable (and in any event no later than five (5) days) after receipt of an execution version of the same sent by or on behalf of the Acquirer or request by or on behalf of Acquirer, as applicable, deliver to or as instructed by Acquirer a duly executed counterpart of any and all agreements, instruments and other documents required or reasonably requested to be executed in connection with the Acquisition, including (without limitation):

(i)
a share exchange agreement;

(ii)
a representation letter certifying my status as an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended) and/or not a “U.S. person,” (within the meaning of Rule 902 of Regulation S under the Securities Act of 1933), together with supporting documentation;

(iii)
stock transfer form(s) transferring the Target Shares and any Further Target Shares to the Acquirer;

(iv)
a power of attorney allowing the Acquirer to exercise the voting rights attaching to the Target Shares and any Further Target Shares during the period between completion of the Acquisition and the Acquirer becoming the registered holder of such Target shares in the Target’s register of members; and

(v)
share certificates evidencing any and all Target Shares or Further Target Shares that are represented by certificates, if any (or indemnities in form and substance satisfactory to the Acquirer in lieu of such certificates if those certificates have been lost or destroyed);

(together, the “Acquisition Documents”); and

(c)
the Acquirer shall acquire legal and beneficial ownership in the Target Shares and any Further Target Shares from me with full title guarantee, free of any lien, charge, option, equity or encumbrance and from all other rights exercisable by or claims by third parties, and together with all rights of any nature attaching to those shares, including the right to all dividends declared or paid after the date of this undertaking.

3.
PUBLICITY; INFORMATION; TRUST ACCOUNT WAIVER; NON-SOLICITATION

3.1
I consent to the inclusion of references to me (including my name) and details of this undertaking in any announcement, prospectus, circular or other document published or filed by or on behalf of the SPAC, the Target or the Acquirer or any of their respective affiliates or representatives relating to the Transaction Agreements or any of the transactions contemplated thereby (including the Business Combination and the Acquisition), including any filing or disclosure required by applicable securities or other laws, rules or regulations or the requirements of any regulatory authority or securities exchange.

3.2
I agree to provide the Acquirer and the Target and their respective affiliates and representatives with all information and assistance in relation to the Transaction Agreements (including this letter) and the transactions contemplated thereby (including the Business Combination and the Acquisition) as they may reasonably require for the preparation, execution, delivery or filing of the Transaction Agreements and any and all agreements, instruments and other documents related or ancillary to the Transaction Agreements or the transactions contemplated thereby (including any announcement, prospectus, circular, filing or disclosure) in order to comply with applicable securities or other laws, rules or regulations or the requirements of any regulatory authority or securities exchange, and to provide prompt written notice to the Acquirer and the Target of any material change in the accuracy or import of any such information previously supplied.

3.3
I acknowledge that the SPAC has established a trust account (the “Trust Account”) containing the proceeds from its initial public offering and from certain private placements (and interest accrued from time to time thereon) for the benefit of its public shareholders and that the SPAC may disburse funds from the Trust Account only in the limited circumstances described in the SPAC’s final prospectus filed with the Securities and Exchange Commission in connection with the SPAC’s initial public offering.  I agree, on behalf of myself and on behalf of my affiliates, successors, heirs, executors and administrators, as applicable, that (a) neither I nor any of my affiliates, successors, heirs, executors or administrators, as applicable, has, or will have, any right, title, interest or claim of any kind in or to any funds in the Trust Account and (b) neither I nor any of my affiliates, successors, heirs, executors or administrators, as applicable, will seek recourse against the Trust Account.

3.4
Until the earlier of the Closing and the valid termination or expiration of this undertaking, I will not, directly or indirectly, (i) initiate, solicit or engage in any negotiations with any person with respect to, or provide any non‑public information or data concerning the Target or any of the Target’s subsidiaries to any person relating to, an Acquisition Proposal (as defined below) or afford to any person access to the business, properties, assets or personnel of the Target or any of the Target’s subsidiaries in connection with an Acquisition Proposal, (ii) execute or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other arrangement or agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti‑takeover laws of any state, (iv) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an Acquisition Proposal or (v) agree or otherwise commit to enter into or engage in any of the foregoing.  I also agree that, immediately following the execution of this letter, I will cease any solicitations, discussions or negotiations with any person (other than the SPAC, the Acquirer, the Target and their respective affiliates and representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal.

For purposes of this Section 3.4, “Acquisition Proposal” means, other than the transactions contemplated by the Transaction Agreements and other than the acquisition or disposition of inventory, equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to, in a single transaction or series of related transactions: (a) any acquisition or purchase, direct or indirect, of (i) a portion of the business of the Target and its subsidiaries that comprises 15% or more of their combined net revenues or net income, (ii) 15% or more of the consolidated assets of the Target and its subsidiaries taken as a whole (based on the fair market value thereof, as determined in good faith by the board of directors of the Target), or (iii) 15% or more of any class of equity or voting securities of (x) the Target or (y) one or more subsidiaries of the Target holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Target and its subsidiaries, (b) any tender offer (including a self‑tender offer) or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity or voting securities of (i) the Target or (ii) one or more subsidiaries of the Target holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Target and its subsidiaries taken as a whole or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Target or (ii) one or more subsidiaries of the Target holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Target and its subsidiaries taken as a whole.

4.
SECRECY; TRADING

4.1
Save as may be required by any competent regulatory body, I shall keep secret the possibility, terms, conditions and existence of the Business Combination and the Acquisition and the terms and conditions of the Transaction Agreements and any other document related or ancillary thereto (including this undertaking) unless and until such information becomes generally known to the public pursuant to a press release or other public communication issued by the SPAC, the Acquirer or the Target. The obligations set forth in this paragraph shall survive any termination or expiration of this undertaking.

4.2
I warrant to the Acquirer that neither I nor any of my affiliates or immediate family (as applicable) is the legal or beneficial owner of any securities of the SPAC and agree that, until the Closing (as defined in the Business Combination Agreement), neither I nor any of my affiliates or immediate family (as applicable) will directly or indirectly acquire, dispose of or otherwise trade or transact in any securities of the SPAC. For purposes of this letter, (a) “immediate family” shall mean a spouse, civil partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the applicable party hereto; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

4.3
From the Closing until the Lock-up Release Date (as defined below), I will not, directly or indirectly, Transfer any of the shares in the capital stock of the Acquirer (or shares or other securities of the Acquirer into which such shares are converted or changed or for which such shares are exercised or exchanged, including by reason of any equity dividend or distribution, equity split, reverse stock split, consolidation of shares, recapitalization, combination, conversion, exchange of equity interests or the like or any of the transactions contemplated by the Transaction Agreements, including the Recapitalization and the Stock Split (each as defined in the Transaction Terms)) legally or beneficially owned by me that are received in exchange for any Target Share or Further Target Share pursuant to the Acquisition, other than as expressly permitted or required by any of the Transaction Agreements or pursuant to a Permitted Transfer.  For purposes of this Section 4.3, (a) “Transfer” means the (i) direct or indirect transfer, sale or assignment of, offer to sell, contract or any agreement to sell, hypothecate, pledge, encumber, grant of any option to purchase or otherwise dispose of, either voluntarily or involuntarily, or any agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in the foregoing clause (b)(i) or (b)(ii); (b) “Permitted Transfer” means any Transfer (i) to the Acquirer’s officers or directors, any affiliates or family members of any of the Acquirer’s officers or directors, or, if the shareholder party hereto is an entity, any shareholder, member, partner or holder of any other equity interest in the shareholder or any affiliates of the shareholder, (ii) in the case of an individual, by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization, (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (iv) in the case of an individual, pursuant to a qualified domestic relations order, (v) if the shareholder party hereto is an entity, by virtue of the laws of the jurisdiction of organization of the shareholder or the shareholder’s organizational documents, as amended from time to time, upon dissolution of the shareholder or (vi) in the event of the Acquirer’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in all of the Acquirer’s shareholders having the right to exchange their shares of Acquirer’s common stock for cash, securities or other property subsequent to the Closing; provided, however, that, in the case of the foregoing clauses (i) through (v), these permitted transferees must enter into a written agreement with the Acquirer agreeing to be bound by the transfer restrictions in this undertaking; (c) “Lock-up Release Date” means the earlier of (i) the first anniversary of the Closing and (ii) the first day  after the Closing on which the Acquirer Trading Price has been greater than or equal to $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 Trading Days within any period of 30 consecutive Trading Days commencing at least 150 days after the Closing; (d) “Acquirer Trading Price” means, with respect to any given Trading Day, the closing price per share of Acquirer’s common stock on such Trading Day, as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar; and (e) “Trading Day” means any day on which shares of the Acquirer’s common stock are actually traded on the principal securities exchange or securities market on which shares of the Acquirer’s common stock are then traded.

5.
VOTING

Without prejudice to any other term of this undertaking, I agree to exercise the voting rights attached to the Target Shares and any Further Target Shares to vote in favour of any and all resolutions (or consents) proposed by the Target in connection with implementing the Acquisition or the other transactions contemplated by the Transaction Agreements (including, without limitation, by way of written resolution, at any general or class meeting of the Target or at any court meeting in connection with any scheme of arrangement of the Target).

6.
EXPIRATION OF UNDERTAKING

This undertaking shall expire upon the earlier of (a) the Closing and (b) the termination of the Business Combination Agreement pursuant to its terms; provided that (i) paragraph 4.1 shall survive any termination or expiration of this undertaking and (ii) paragraph 4.3 shall survive the Closing until the Lock-Up Release Date.

7.
RATIFICATION OF AMENDMENT OF ARTICLES; WAIVER OF PRE-EMPTIVE RIGHTS

7.1
I approve, ratify and consent to the amendment of the existing articles of association of the Target as set forth in Exhibit B-1 hereto and the adoption of the articles of association attached hereto as Exhibit B-2 in substitution for, and to the exclusion of, the existing articles of association of the Target.

7.2
I consent for all purposes, including, without limitation, under the articles of association of the Target and the Shareholders’ Agreement dated 11 December 2020 relating to the Target (the “Shareholders’ Agreement”), to, and waive any and all rights of pre-emption, rights of first refusal and other similar rights arising under such documents or otherwise in connection with, the sale and transfer of Target Shares and Further Target Shares pursuant to the Acquisition.

7.3
To the extent I am a party thereto, I agree and consent to the termination of (a) the Shareholders’ Agreement and (b) each other agreement or arrangement between the Target and one or more of its shareholders (in their capacities as such) relating to the governance of the Target, which agreement or arrangement is identified as being subject to this Section 7.3 in a written notice delivered by or on behalf of the Target prior to the Closing (the agreements and arrangements referenced in the foregoing clauses (a) and (b), collectively, the “Interested Party Arrangements”), in each case, effective as of the consummation of the Acquisition and without any further liability or obligation thereafter on the part of any of the Acquirer, the Target or any of their respective subsidiaries or any shareholder of Acquirer or the Target.  The termination of any Interested Party Arrangement shall terminate the rights of the parties thereto, if any, to enforce any provisions of such agreements that expressly survive the termination of such Interested Party Arrangement.

7.4
I agree not to commence or participate in any claim or action, derivative or otherwise, against the Target, the SPAC or any of their respective Affiliates relating to the negotiation, execution or delivery of this letter or the Business Combination Agreement or the consummation of the Business Combination, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this letter or (b) alleging a breach of any fiduciary duty of the board of directors of the Target or the Acquirer in connection with this letter, any of the Transaction Agreements or any of the transactions contemplated hereby or thereby (including the Acquisition and the Business Combination).

8.
POWER OF ATTORNEY

8.1
In order to secure the performance of my obligations under this undertaking, I appoint each and every director and officer of the Acquirer and each and every director and officer of the Target, in each case, from time to time, as my attorney and agent (the “Attorney”), with full power and authority in my name and on my behalf, to do and perform all acts and things and to approve, execute or sign and deliver all deeds and other agreements, instruments, resolutions, consents, forms and other documents (including the Acquisition Documents) which the Attorney in his or her absolute discretion considers necessary or desirable  in connection with (a) consummating the Acquisition in respect of the Target Shares and any Further Target Shares; (b) effecting any of the other transactions contemplated by the Transaction Agreements; (c) determining whether the aggregate value proposed to be received by the Target’s shareholders was properly calculated in accordance with paragraph 2.1; or (d) performing any of the obligations under this undertaking.

8.2
I agree that this power of attorney is given by way of security and is irrevocable in accordance with section 4 of the Powers of Attorney Act 1971 until this undertaking expires in accordance with paragraph 6.

8.3
I undertake to ratify and confirm anything that the Attorney does or lawfully causes to be done in good faith in my name or on my behalf under the powers contained in this deed and to indemnify the Attorney on demand against all liabilities, losses, claims, costs, and expenses which the Attorney may suffer and incur arising from or in connection with anything done or omitted to be done in good faith under this authority (including any cost incurred in enforcing this indemnity).

9.
GENERAL

9.1
Any time, date or period mentioned in this undertaking may be extended by mutual agreement but as regards any time, date or period originally fixed or as extended, time shall be of the essence.

9.2
The phrases “this letter” and “this undertaking” and the words “hereof” and “herein” refer to this letter agreement as a whole and not to any particular provision of this letter agreement unless otherwise indicated. All schedules and exhibits annexed to or referred to in this letter agreement are incorporated in and made a part of this letter agreement as if set forth in full herein. Any singular term used herein shall be deemed to include the plural, and vice versa. Whenever the word “include,” “includes” or “including” is used herein, it shall be deemed to be followed by the words “without limitation.” The words “writing,” “written” and words of similar import refer to printing, typing and other means of reproducing words (including email and other electronic media) in a visible form. References herein to any agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof. References herein to any person or entity include the successors and permitted assigns of such person or entity.

9.3
I agree that, if I fail to comply with, or breach, any of my obligations set forth in this letter, damages would not be an adequate remedy and accordingly the Acquirer shall be entitled to the remedy of specific performance.

9.4
I agree that, except as expressly required or permitted by this letter, I (a) will not take any action that would reasonably be expected to prevent, impede, interfere with or adversely affect my ability to perform my obligations under this letter, or the ability of the Acquirer, the Target or the SPAC to perform its obligations under this letter or any other Transaction Agreement and (b) will execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as the Acquirer may reasonably request for the purpose of carrying out and furthering the intent of this letter.

9.5
The covenants and undertakings contained in this letter and each part of them are entirely separate, severable and separately enforceable so that each covenant and undertaking and each part of them shall be deemed to be a separate covenant and undertaking.

9.6
Other than the Acquirer, the parties to this letter do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

9.7
This letter may only be treated as having been executed and delivered as a deed if it has been dated.

10.
GOVERNING LAW

10.1
This undertaking and any non-contractual obligations arising out of or in relation to it or its formation shall be governed by and construed in accordance with English law, and I submit to the exclusive jurisdiction of the English courts for all purposes in connection with this undertaking.

Yours faithfully,

IN WITNESS whereof, I have executed this letter as a Deed this       day of                                    .

SIGNED	)

by	)

as a DEED in the	)

presence of	)

WITNESS’ SIGNATURE:

WITNESS’ NAME:

WITNESS’ ADDRESS:

We agree and accept the terms of this undertaking.

_________________________________

Director

For and on behalf of

ELEUSIS INC.